UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2022

NATIONAL HEALTH INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-10822	62-1470956
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Robert Rose Drive
Murfreesboro, Tennessee 37129
(Address of principal executive offices)

(615) 890-9100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NHI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Credit Agreement

On March 31, 2022 (the “Effective Date”), National Health Investors, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Agent”), and the financial institutions party thereto as lenders and agents, which provides for aggregate revolving loan commitments of $700 million (the “Revolving Credit Facility”). The Credit Agreement replaced the Existing Credit Agreement (as defined and described below).

The Credit Agreement includes the option to increase the revolving loan commitments or add term loans under the Credit Agreement to up to $1.0 billion in the aggregate to the extent the lenders (from the syndicate or otherwise) agree to provide additional revolving loan commitments or term loans. The Revolving Credit Facility will mature on March 31, 2026, unless extended pursuant to one or both of the two six-month extension options provided therein. The exercise of an extension option requires the payment of a fee of 0.0625% on the extended revolving loan commitments for each extension and is subject to certain other customary conditions. The Credit Agreement also provides the Company with the ability to obtain letters of credit of up to $30 million in the aggregate and swingline loans of up to $30 million in the aggregate. As of March 31, 2022, $85 million of the Revolving Credit Facility was outstanding under the Credit Agreement.

The Credit Agreement is guaranteed by certain subsidiaries of the Company that guarantee other unsecured indebtedness of the Company. Subsidiaries of Company are required to guarantee the Company’s obligations under the Credit Agreement if any such subsidiary incurs unsecured indebtedness or guarantees unsecured indebtedness of the Company or another subsidiary of the Company (excluding, among other things, guarantees of certain indebtedness in an aggregate principal amount not in excess of $5 million).

Borrowings under the Revolving Credit Facility will bear interest, at Company’s option, at a rate of either Term SOFR (plus a credit spread adjustment) plus a margin ranging from 0.725% to 1.40%, Daily SOFR (plus a credit spread adjustment) plus a margin ranging from 0.725% to 1.40% or the base rate plus a margin ranging from 0.00% to 0.40%, in each case, with the actual margin determined according to the Company’s credit rating. The base rate is the highest of the Agent’s prime rate, the federal funds rate plus 0.50% and the adjusted Term SOFR for a one-month tenor plus 1.0%. In addition, the Credit Agreement requires the payment of a facility fee equal to 0.125% to 0.30% (depending on the Company’s credit rating) on the $700 million committed capacity in respect of the Revolving Credit Facility, without regard to usage.

The Credit Agreement contains representations, financial and other affirmative and negative covenants that are generally customary for credit facilities of this type. The Credit Agreement requires that the Company comply with various covenants, including covenants restricting indebtedness, mergers, affiliate transactions, entering into agreements with restrictions on granting liens or intercompany transfers, asset sales, indebtedness and the payment of dividends following an event of default. In addition, the Credit Agreement requires that the Company satisfy certain financial maintenance covenants, including:

•	ratio of consolidated total indebtedness to consolidated total asset value of not more than 0.60 to 1.00 (subject to a higher level of 0.65 to 1.00 for four quarters following material acquisitions);

•	a minimum consolidated tangible net worth of $1.57 billion;

•	ratio of consolidated EBITDA to consolidated fixed charges of not less than 1.50 to 1.00;

•	ratio of secured indebtedness to consolidated total asset value of not more than 0.30 to 1.00;

•	ratio of unsecured indebtedness to unencumbered asset value of not more than 0.60 to 1.00 (subject to a higher level of 0.65 to 1.00 for four quarters following material acquisitions); and

•	ratio of consolidated net operating income from all properties included in unencumbered asset value to consolidated unsecured interest expense of not less than 2.00 to 1.00.

The Credit Agreement also includes customary events of default, the occurrence of which, following any applicable grace period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Company under the Credit Agreement to be immediately due and payable.

Amendment to Existing Term Loan Agreement

On the Effective Date, the Company entered into an Amendment No. 1 to Term Loan Agreement (the “Amendment”) with Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, which amends the existing Term Loan Agreement, dated as of September 17, 2018 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Term Loan Agreement”), by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto. The Existing Term Loan Agreement provided for an unsecured term loan facility in a principal amount of $300 million and matures on September 15, 2023 (the “2018 Term Loan”). As of March 31, 2022, the outstanding principal balance of the 2018 Term Loan was $300 million.

The Amendment, among other things, modifies the existing representations, covenants, financial covenants and events of default in the Existing Term Loan Agreement to align with the same provisions in the Credit Agreement. In addition, the Amendment amends the interest rate provisions in the Existing Term Loan Agreement to accrue interest based on SOFR (plus a credit spread adjustment) that were previously based on LIBOR, with no change to the existing applicable interest rate margins. The Company may also still elect for the 2018 Term Loan to accrue interest at a base rate plus the applicable margin.

Except as amended by the Amendment, the terms of the Existing Term Loan Agreement remain in full force and effect.

Certain of the lenders under Revolving Credit Facility and the 2018 Term Loan or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing descriptions of the Credit Agreement and the Amendment do not purport to be a complete statement of the terms and conditions of the Credit Agreement and the Amendment and are qualified in their entirety by reference to the text of such Credit Agreement and the Amendment, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2022.

Item 1.02 Termination of a Material Definitive Agreement.

On the Effective Date, the existing credit agreement by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, dated as of August 3, 2017 (as amended, supplemented and otherwise modified, the “Existing Credit Agreement”) comprised of a $800 million unsecured revolving credit facility and a $250 million unsecured term loan facility (collectively, the “Existing Credit Facilities”) was terminated and the Existing Credit Facilities repaid in full. All subsidiary guarantees of the Existing Credit Facilities were automatically released upon the termination of the Existing Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.

/s/ John L. Spaid
Name: John L. Spaid
Title: Chief Financial Officer

Date: March 31, 2022